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                                                                     EXHIBIT 5.1


[MICHAEL BEST & FRIENDRICH LLP LETTERHEAD]





______________, 1998

Reliance Bancshares
3140 South 27th Street
Milwaukee, WI  53215


         Re: Agreement and Plan of Reorganization by and between St. Francis Capital Corporation and Reliance Bancshares, Inc. dated ________, 1998

Gentlemen:

         We have represented St. Francis Capital Corporation, a Wisconsin corporation ("Acquiror"), and St. Francis Bank, a federally-chartered savings bank ("Acquiror-Bank"), in connection with the preparation, execution and delivery of the Agreement and Plan of Reorganization (the "Agreement") dated ______________, 1998 by and between Acquiror and Reliance Bancshares, Inc., a Wisconsin corporation (the "Company") and the related Agreement and Plan of Merger, dated ______________, 1998 (the "Plan of Merger"), by and between the Acquiror and the Company, providing for the merger of the Company with and into the Acquiror. In that capacity, we are familiar with the terms of the Agreement, the Plan of Merger, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"), and have made such examinations and inquiries as we have considered necessary or appropriate for the purpose of rendering this Opinion of Counsel pursuant to
Section 8.02 of the Agreement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

         In rendering this opinion, we have assumed the genuineness of all signatures (other than those of our clients which have been certified to us as genuine), the authenticity of documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies. As to various questions of fact material to
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our opinion, we have relied upon a certificate of officers of the Acquiror and of state authorities, copies of which are attached hereto. This opinion is limited to matters of the federal laws of the United States expressly referenced herein and the laws of the State of Wisconsin including Chapter 180, the Business Corporations Law of the State of Wisconsin.

         Based upon the foregoing, it is our opinion that:

         1. Acquiror is a corporation validly existing (status certificate attached) under the laws of the State of Wisconsin and has the corporate power and authority to own its property and to carry on its business as now conducted.

         2. The execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Acquiror. The Agreement has been duly and validly executed and delivered by Acquiror and constitutes the legal, valid and binding obligation of Acquiror, enforceable against it in accordance with its terms, except we express no opinion as to the enforceability of any non-compete or confidentiality provisions contained therein.

         3. The execution and delivery of the Plan of Merger and consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Acquiror. The Plan has been duly and validly executed and delivered by Acquiror and constitutes the legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, except we express no opinion as to the enforceability of any non-compete or confidentiality provisions contained therein.

         4. The Acquiror Common Stock to be issued pursuant to the terms of the Agreement is duly authorized and, when issued, will be validly issued, fully paid and nonassessable, except insofar as liability may be imposed pursuant to Section 180.0622 of the Wisconsin Business Corporation Law, as judicially interpreted. The Acquiror Common Stock is subject to a Registration Statement on Form S-4, which has been declared effective by the Commission and, to our knowledge without independent investigation, (i) is not subject to any stop order and (ii) no stop order is threatened.
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__________________, 1998
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         5.      The execution and delivery of the Agreement and consummation of the transaction contemplated thereby will not violate or conflict with either the Acquiror's Certificate of Incorporation or Bylaws.

         6. The authorized capital stock of the Acquiror consists of ______ shares of Common Stock, $____ par value per share, together with ____ shares of Preferred Stock, $____ par value per share.

         7. At the time that the Registration Statement was declared effective by the Commission, the Registration Statement (other than the financial statements and supporting schedules and the financial and statistical information or date included therein, and other than with respect to information relating to Reliance, both as to which we express no opinion) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         8. The Acquiror Common Stock to be issued in the Merger has been qualified or exempted under all applicable state securities or blue sky laws, and has been approved for listing on the Nasdaq National Market, subject to official notice thereof.

         We have not made an independent investigation of the accuracy, completeness or fairness of statements contained in the Registration Statement. However, in the course of our above-referenced representation nothing has come to our attention that would lead us to believe that, with respect to the Acquiror, the Registration Statement or any amendment or supplement thereto, or any document incorporated by reference therein, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that we express no opinion as to the financial statements and other financial data included therein).

         This opinion is rendered solely to you and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or by any other person without our prior written consent, nor may it be relied upon by anyone other than you.

                                        Very truly yours,


                                        MICHAEL BEST & FRIEDRICH LLP